UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified In Its Charter)

MICHAEL PORCELAIN KEITH HALL MICHAEL HILDEBRANDT FRED KORNBERG ROBERT SCHASSLER SANYOGITA SHAMSUNDER OLEG TIMOSHENKO JAY WHITEHURST
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Michael Porcelain, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

On October 17, 2024, Mr. Porcelain was quoted in the following article published by The Deal:

Buyers Express Interest in Comtech’s 911 Unit

The terrestrial and wireless network unit of the satellite communications technology company has received buyout interest, people familiar with the situation say.

By Ronald Orol

October 17, 2024 04:06 PM

Some strategic players and private equity firms have expressed an interest in buying a 911 safety network unit owned by Comtech Telecommunications Corp. (CMTL), sources familiar with the situation said.

Comtech, which declined comment, likely has already started privately shopping the unit, sources said. The satellite communications maker on Wednesday, Oct. 16, reported that it missed a regulatory filing deadline while its also said that it anticipates that fourth-quarter results will be lower than expected. Comtech shares dropped about 16% in midday Thursday trading on the news.

The possibility for M&A emerged as Michael D. Porcelain, 51, and Fred Kornberg, 88, who left the Comtech CEO positions in 2022 and 2021, respectively, nominated themselves and six other director candidates last month in a change-of-control contest focused partly on having the Chandler, Ariz.-based company consider a possible sale of its terrestrial and wireless networks unit, which they want renamed to 911 Public Safety.

"It is deeply disappointing that the company's Q4 results fell below expectations and that it failed to meet its SEC filing deadline," Porcelain said in a statement Thursday. "This situation only reinforces the need for significant change at the board level, and it's critical that our slate of eight highly qualified nominees be installed to better protect and serve the interests of investors."

Possible buyers for the 911 unit include Axon Enterprise Inc. (AXON); Bandwidth Inc. (BAND); Federal Signal Corp. (FSS); CentralSquare Technologies LLC, a public safety and public administration software company owned by Bain Capital LLC and Vista Equity Partners LLC; and Thoma Bravo LP, which acquired Everbridge Inc. in July, experts said. Highland Capital Partners LLC and Motorola Solutions Inc., which in 2022 acquired Rave Mobile Safety Inc. for $553 million, could also be interested, as well as other PE-backed companies, including RapidSOS.

White Squire on Steroids

In a move to defend itself against a previous activist, Outerbridge Capital Management LLC, Comtech in October 2021 accepted a $100 million white squire defensive infusion from White Hat Capital Partners LP and Magnetar Capital LLC.

In January, White Hat and Magnetar invested $45 million in Comtech and restructured their $100 million preferred share investment. As part of the deal, the conversion price for the duo's investment dropped to $7.99 a share from $24.50, a major improvement for the investors. The agreement also included an improved dividend rate and the issuance of warrants under an asset sale scenario.

White Hat and Magnetar also struck a voting agreement. In June, the duo filed an amended 13D reporting owning a 39.2% stake in Comtech convertible preferred shares. Their voting agreement gives Magnetar and White Hat voting power for 16.5% and 3.5% of shares, respectively, about 20%, and the rest of their stake must be voted proportionally to how other shares vote in the contest. Meanwhile, the Porcelain group owns a 7.7% stake. Nevertheless, a person familiar with the situation said that both Magnetar and White Hat "stand to make a lot of money" with a sale of the 911 unit, considering their convertible preferred shares.

Even so, it's unclear whether they would support the incumbent or dissident slate. White Hat co-founder Mark Quinlan is chairman of the board of Comtech, which has a $125 million market capitalization.

A new credit agreement reached in June, meanwhile, also has raised concerns among investors. In June, Comtech secured a new credit agreement for $162 million in term loans and a $60 million asset-based revolving credit facility. The combined interest rate for the two agreements is 14%, but after accounting for warrants issued to lenders, the effective rate is 18%, a company follower said.

In a statement last month, the dissident CEO group suggested that 911 could be sold for a similar or greater price to the $533 million Motorola paid to buy Rave Mobile Safety, with proceeds used to eliminate all long-term debt and to redeem existing outstanding preferred stock. Following a transaction at or near that price, Comtech wouldn't have any debt, and it would give the White Hat-Magnetar duo a opportunity to exit the stock quickly, a person familiar with the situation said.

Joe Gomes, an analyst at Noble Capital Markets, said in a report Thursday that the firm is maintaining a market perform rating for Comtech in light of the delayed filings and lower fourth-quarter result expectations.

"It appears the operating turnaround is being pushed to the right. The proxy fight adds another layer of intrigue to the shares," Gomes said.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Michael Porcelain, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

MR. PORCELAIN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Keith Hall, Michael Hildebrandt, Fred Kornberg, Michael Porcelain, Robert Schassler, Sanyogita Shamsunder, Oleg Timoshenko, and Jay Whitehurst.

As of the date hereof, Mr. Porcelain directly beneficially owns 336,516 shares of Common Stock, par value $0.10 per share, of the Company (the “Common Stock”), consisting of (i) 279,872 shares of Common Stock, including 2,615 shares of Common Stock held in record name, and (ii) 56,644 shares of Common Stock issuable within sixty days of the date hereof. As of the date hereof, Mr. Kornberg directly beneficially owns 539,434 shares of Common Stock consisting of (i) 7,958 shares of Common Stock held in Mr. Kornberg’s ROTH IRA and (ii) 531,476 shares of Common Stock (100 shares of which have been transferred to record name) held in the Fred Kornberg Grantor Retained Annuity Trust (GRAT) #26 U/A DTD 05/09/2024, for which Mr. Kornberg serves as trustee. As of the date hereof, Mr. Timoshenko directly beneficially owns 1,293,202 shares of Common Stock. As of the date hereof, Mr. Whitehurst directly beneficially owns 10,745 shares of Common Stock. As of the date hereof, neither Dr. Shamsunder nor Messrs. Hall, Hildebrandt or Schassler own any shares of Common Stock.